SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           NOCOPI TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No Fee Required.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                            NOCOPI TECHNOLOGIES, INC.
                                537 APPLE STREET
                            W. CONSHOHOCKEN, PA 19428

Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Nocopi Technologies, Inc., a Maryland corporation (the "Company"), which will be held at the Holiday Inn of Fort Washington, 432 Pennsylvania Avenue, Fort Washington, PA 19034 at 10:00 a.m., Local Time, on November 30, 1999. Your Board of Directors and management look forward to personally greeting those shareholders able to attend.

         The items to be considered and voted on at the meeting are described in the notice of the Meeting and the proxy statement accompanying this letter.

         You may receive materials from a group of dissident shareholders calling itself the Nocopi Committee to Maximize Our Return on Equity (the "Pinsky Group") soliciting your vote for a slate of directors which includes Joel Pinsky, a former officer and director of the Company.

      THE BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF THE INDIVIDUALS
        NOMINATED BY THE PINSKY GROUP IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND URGES YOU NOT TO VOTE FOR THEIR
                                    ELECTION.

         The current management team has been in place only eight months and during that time has reduced expenses, recruited excellent, experienced candidates for directors, and has implemented a search for strategic alternatives which will attempt to realize value for shareholders after 16 years of losses. The Board includes representatives of investors who have provided $9.7 million in financing for the Company and are committed to increasing value for all shareholders.

         Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the Meeting by completing the WHITE proxy card.

             THE BOARD URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED
                           WHITE PROXY CARD PROMPTLY.

          THE BOARD UNANIMOUSLY OPPOSES THE PINSKY GROUP SOLICITATION.
                   THE BOARD URGES YOU NOT TO SIGN OR RETURN
                 ANY BLUE CARD SENT TO YOU BY THE PINSKY GROUP.

         We wish to thank our shareholders for their participation and continued support.

                                           Sincerely,

                                           ---------------------
                                           Jack H. Halperin
                                           Chairman of the Board

                            NOCOPI TECHNOLOGIES, INC.
                                537 APPLE STREET
                            W. CONSHOHOCKEN, PA 19428
          ------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING
                         TO BE HELD ON NOVEMBER 30, 1999
          -------------------------------------------------------------

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Nocopi Technologies, Inc., a Maryland corporation (the "Company"), will be held at the Holiday Inn of Fort Washington, 432 Pennsylvania Avenue, Fort Washington, PA 19034 at 10:00 a.m., Local Time, on November 30, 1999 for the following purposes:

     1. To elect six directors for a one year term to expire at the next annual meeting of shareholders of the Company and until their successors have been duly elected and qualified. The Board of Directors recommends a vote FOR the election of the nominees proposed for election by the Company, as described in the Company's proxy statement.

     2. To act upon a shareholder proposal that would require shareholder approval of any proposal which changes the conversion rights of shareholders of Euro-Nocopi, S.A. ("Euro-Nocopi") or changes any rights of the Company with respect to such conversion, as more fully described in Proposal No. 2 hereof. The Board of Directors recommends a vote AGAINST this proposal.

     3. To act upon a shareholder proposal to amend the Company's Articles of Incorporation with respect to transactions between the Company and its officers, directors, affiliates and principal shareholders, as more fully described in Proposal No. 3 hereof. The Board of Directors recommends a vote AGAINST this proposal.

     4. To approve the selection of BDO Seidman, LLP as independent auditors. The Board of Directors recommends a vote FOR this proposal.

     5. To take action upon any other matters which may properly come before the meeting.

         The above matters are more fully described in the accompanying proxy statement.

         Only shareholders of record at the close of business on October 25, 1999 are entitled to notice of and to vote at the Meeting and any adjournment(s) or postponement(s) thereof.

         All shareholders are cordially invited to attend the Meeting. To assure your representation at the Meeting, you are urged to sign, date and promptly return the enclosed WHITE proxy card as promptly as possible in the enclosed postage-prepaid envelope. Any shareholder attending the Meeting may vote in person even if he or she has returned a proxy.

             THE BOARD URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED
                           WHITE PROXY CARD PROMPTLY.

          THE BOARD UNANIMOUSLY OPPOSES THE PINSKY GROUP SOLICITATION.
                    THE BOARD URGES YOU NOT TO SIGN OR RETURN
                 ANY BLUE CARD SENT TO YOU BY THE PINSKY GROUP.


                                            By Order of the Board of Directors,


                                            --------------------------
                                            Jack H. Halperin
                                            Chairman of the Board

Dated: _______ ___, 1999

                             YOUR VOTE IS IMPORTANT
                    YOU ARE URGED TO SIGN, DATE AND PROMPTLY
              RETURN THE WHITE PROXY CARD IN THE ENCLOSED ENVELOPE.

                            NOCOPI TECHNOLOGIES, INC.
                                537 APPLE STREET
                            W. CONSHOHOCKEN, PA 19428
                     -------------------------------------

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 30, 1999
                     -------------------------------------

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Nocopi Technologies, Inc., a Maryland corporation (the "Company"), of proxies to be voted at the Company's Annual Meeting of Shareholders (the "Meeting") to be held on November 30, 1999 at the Holiday Inn of Fort Washington, 432 Pennsylvania Avenue, Fort Washington, PA 19034, at 10:00 a.m., Local Time, and at any adjournment(s) or postponement(s) thereof. It is anticipated that this Proxy Statement and the accompanying proxy will be mailed to the Company's shareholders on or about November___, 1999.

         The Company's Annual Report on Form 10-KSB for the year ended December 31, 1998, is enclosed herewith for your information. The Annual Report is not to be deemed soliciting material.

PERSONS MAKING THE SOLICITATION

         This Proxy Statement solicits proxies on behalf of the Board of Directors of the Company. The total expense of such solicitation, including the cost of preparing, assembling and mailing the proxy materials to shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its directors, officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be required to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

         An opposing solicitation has been made by a dissident shareholder group calling itself the Nocopi Committee to Maximize Our Return on Equity (the "Pinsky Group"). Pursuant to a preliminary proxy statement filed on October 26, 1999, the Pinsky Group has nominated five individuals for election to the Board of Directors in opposition to the Company's six nominees. As such, if all of the Pinsky Group's nominees are elected to the Board, then one of the Company's nominees will also be elected. One of the individuals nominated by the Pinsky Group is Joel Pinsky who is a former officer and director of the Company. The Pinsky Group intends to seek reimbursement from the Company for its expenses in connection with their proxy solicitation.

      THE BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF THE INDIVIDUALS
        NOMINATED BY THE PINSKY GROUP IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND URGES YOU NOT TO VOTE FOR THEIR
                                    ELECTION.

REVOCABILITY OF PROXIES

         The execution of a proxy will not affect a shareholder's right to attend the Meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before the vote at the Meeting by filing with the Secretary of the Company either (i) a written notice of revocation; (ii) a proxy bearing a later date than the most recently submitted proxy; or (iii) by attendance at the Meeting and voting in person. Attendance at the Meeting will not, by itself, revoke a proxy. Any written notice or proxy revoking a proxy should be sent to Nocopi Technologies, Inc., 537 Apple Street, W. Conshohocken, Pennsylvania 19428-2903, Attention:
Secretary.

       THE BOARD REQUESTS THAT YOU DO NOT VOTE ON OR RETURN THE BLUE PROXY
                   CARD PROVIDED TO YOU BY THE PINSKY GROUP.
        RETURNING THE BLUE PROXY CARD PROVIDED TO YOU BY THE PINSKY GROUP
              COULD REVOKE THE WHITE PROXY CARD THAT YOU SIGN, DATE
                            AND SEND TO THE COMPANY.

VOTING SECURITIES AND RECORD DATE

         The voting securities of the Company consist of shares of its common stock, $.01 par value per share ("Common Stock"). Shareholders of record at the close of business on October 25, 1999 (the "Record Date") are entitled to notice of and to vote at the Meeting or any postponement(s) or adjournment(s) thereof. At the Record Date, 33,797,332 shares of Common Stock were issued and outstanding.

VOTING RIGHTS

         Each share of Common Stock is entitled to one vote. Cumulative voting in the election of directors is not allowed. The nominees receiving a plurality of votes cast at the Meeting, assuming a quorum is present, will be elected as directors. The affirmative vote of a majority of the votes cast, provided a quorum is present, is necessary to (i) adopt the two shareholder proposals, and
(ii) ratify the appointment of BDO Seidman, LLP to audit the accounts and records of the Company for the fiscal year ending December 31, 1999. To the Company's knowledge, no single person or entity and no group of persons, controls sufficient votes to determine the outcome of any of the proposals being voted upon by the shareholders.

         Shareholders may designate a person or persons other than those named in the enclosed proxy to vote their shares at the Meeting or any adjournment thereof.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

         As of the Record Date, there were 33,797,332 shares of Common Stock outstanding. Shareholders holding one-third of the shares entitled to vote on the Record Date, or 11,265,778 shares, must be present in person or represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for the purpose of determining a quorum. Since the vote necessary to approve the shareholder proposals and to ratify the appointment of the Company's auditors is the affirmative vote of a majority of the votes cast, abstentions and broker non-votes have the effect of negative votes with respect to these proposals. Since nominees receiving a plurality of the votes cast will be elected as directors, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of October 25, 1999, information with respect to all persons or groups of persons known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock. According to a joint filing on Schedule 13D/A dated October 19, 1999, the below-named individuals possess voting and dispositive power as a group.


NAME AND ADDRESS OF                     NUMBER OF SHARES      PERCENTAGE
BENEFICIAL OWNERS                      BENEFICIALLY OWNED      OF CLASS
-------------------                    ------------------     ----------
Daniel Benasutti
2002 Kerwood Drive
Broomall, PA 19008                           610,000             1.8

Ross L. Campbell
675 Lewis Lane
Ambler, PA 19002                             959,150             2.8

Joseph Falcone
402 Wyntrelea Drive
Bryn Mawr, PA 19010                          240,000              *

Michael A Feinstein, M.D., P.C.
801 Spruce St., 3rd Floor
Philadelphia, PA 19107                     1,000,500             3.0

                                           ---------            ----
                                           2,809,650             8.3
------------

* Less than 1.0%.

         The following table sets forth as of October 25, 1999, information with respect to the beneficial ownership of the Company's Common Stock of each director, director nominee and Named Executive (as set forth under the heading "Executive Compensation") individually, and of all directors and executive officers of the Company as a group.

NAME AND ADDRESS OF                       NUMBER OF SHARES         PERCENTAGE
BENEFICIAL OWNER                         BENEFICIALLY OWNED       OF CLASS(1)
-------------------                      ------------------       -----------
Susan Cox(2)                                      -0-                 *

Dr. Arshavir Gundjian(3)                      135,750                 *

Jack H. Halperin                              160,000                 *

Michael P. McGovern(4)                          7,050                 *

James Abrahart                                    -0-                 *

M. Kelly Tillery                                  -0-                 *

Richard A. Check (5)                          250,000                 *

Norman A. Gardner (6)                         210,000                 *

All Executive Officers and Directors
as a Group (7 individuals)                    330,650(7)              *

-----------
*Less than 1.0%.

(1) Where the Number of Shares Beneficially Owned (reported in the preceding column) includes shares which may be purchased upon the exercise of outstanding stock options which are or within 60 days will become exercisable ("presently exercisable options") the percentage of class reported in this column has been calculated assuming the exercise of such presently exercisable options.

(2) Does not include 780,267 Warrants to purchase a like number of shares of common stock owned by American Equities Overseas, Inc.

(3)  Includes presently exercisable stock options to purchase 53,250 shares.

(4)  Includes presently exercisable stock options to purchase 6,000 shares.

(5) Mr. Check resigned as President, Chief Executive Officer and as a director effective February 24, 1999. Includes presently exercisable options to purchase a total of 200,000 shares.

(6) Mr. Gardner resigned as President and Chief Executive Officer effective October 24, 1997 and resigned as a director effective March 27, 1998. Includes presently exercisable options to purchase a total of 150,000 shares.

(7) Includes presently exercisable options to purchase a total of 86,500 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during or with respect to the Company's fiscal year ended December 31, 1998 (and the written representations of certain persons that such persons were not required to file an annual report on Form 5 in respect of such year), except as described below, no person who, at any time during such fiscal year was a director or officer of the Company or beneficially owned ten percent or more of the outstanding common stock of the Company, failed to timely file reports required by Section 16(a) of the Exchange Act. Ms. Cox failed to timely file her initial reports on Form 3. All reports required to be filed by Ms. Cox have subsequently been filed.


                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         A total of six directors will be elected at the Meeting by the holders of the Company's Common Stock. The proxies will not be voted for a greater number of persons than the number of nominees named herein. The persons named as "Proxies" in the enclosed form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If no choice has been specified by a shareholder, the shares will be voted FOR the nominees. If at the time of the Meeting any of the nominees named below should be unable or unwilling to serve, which event is not expected to occur, the discretionary authority provided in the proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

NOMINEES

         Management of the Company recommends the election of the six director nominees set forth below, to hold office until the next annual meeting of shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Management has nominated the following persons for election as directors: Susan Cox, Dr. Arshavir Gundjian, Jack H. Halperin, Michael P. McGovern, James Abrahart and M. Kelly Tillery.

         The following sets forth certain information about each of the nominees for director and their current positions with the Company. The Common Stock ownership of each nominee for director is provided under "SECURITY OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

NAME                       AGE      POSITIONS HELD               DIRECTOR SINCE
----                       ---      --------------               --------------
Susan Cox                  46       Director                           1997

Dr. Arshavir Gundjian      64       Director                           1991

Jack H. Halperin           53       Chairman
                                    of the Board of Directors          1998

Michael P. McGovern        40       Director, Chief
                                    Operating Officer                  1999

James Abrahart             40       Director                           1999

M. Kelly Tillery           45       Director                           1999



DIRECTORS, NOMINEES FOR DIRECTORS AND OFFICERS

         Directors of the Company hold office until the next annual meeting of the shareholders and until their successors have been elected and qualified. The officers of the Company are appointed by and serve at the pleasure of the Board of Directors.

         The directors, nominees for directors and officers of the Company, their ages, present positions with the Company, and a summary of their business experience are set forth below.

     o SUSAN COX, 46, a director, has been, since May 1994, a director of American Equities Overseas (UK) Ltd., London, a wholly owned subsidiary of American Equities Overseas, Inc., a private securities brokerage and corporate finance firm, after having served as a consultant to the UK company from March 1981. Previously, Ms. Cox was employed by EF Hutton and Oppenheimer & Co.

     o DR. ARSHAVIR GUNDJIAN, 64, Senior Vice President, Technology & Technical Sales Worldwide since 1985 and a director of the Company since 1991. He graduated with a Ph. D. from the University of Pennsylvania in Philadelphia in 1965. Dr. Gundjian has held a teaching and research position in the specialized areas of quantum electronics, semi-conductors and laser optics at McGill University in Montreal, Quebec since 1965, and has published more than 25 papers in these areas. He was Chairman of Graduate Studies of the McGill University Department of Electrical Engineering until 1989. Dr. Gundjian is also Chairman of the International Electro-Technical Commission Canadian Subcommittee on laser equipment. He is a member of the Optical Society of America and the New York Academy of Sciences. He has spearheaded the development of the Company's technologies from its inception and has secured numerous patents in the United States and internationally to the benefit of the Company.

     o JACK H. HALPERIN, 53, a director since March 1998 and Chairman of the Board since February 1999, has been engaged in the practice of corporate and securities law for 28 years. He holds an A.B. degree (summa cum laude) from Columbia College and a J.D. degree from New York University School of Law where he was Note-and-Comment Editor of the Law Review. Mr. Halperin is also a director of AccuMed International, Inc., I-Flow Corporation, and Memry Corporation.

     o MICHAEL P. MCGOVERN, 40, Vice President of Sales from June 1996 to June 1999 and Chief Operating Officer since June 1999. He was elected as a director on October 27, 1999. His efforts have been instrumental in securing a large number of the Company's existing product security clients. As Chief Operating Officer, he has worked to significantly reduce Company expenses and to create a teamwork environment among Company employees. He is in the process of implementing a new marketing approach, whereby the Company will offer several packages of complimentary product security technologies, in order to create new opportunities for the Company. Mr. McGovern has a B.S. in marketing from Penn State University and an M.B.A. from the University of Delaware. Prior to joining the Company, Mr. McGovern held sales and operations management positions in the air freight industry. He is Chairman of the International Anti-Counterfeit Coalition's Product Security Committee, and serves on the Board of the YMCA Camp Tockwogh in Delaware.

     o JAMES ABRAHART, 40, was elected as a director on October 27, 1999. He is the founder and major shareholder of Alto Group, an office equipment supplier with operations in the United States and Europe, which was founded in October 1996. Prior to that he sold an earlier company that he had founded to Alco Standard Corporation in October 1995 and served on the U.K. operational Board of IKON Office Solutions (formerly Alco Standard Corporation).

     o M. KELLY TILLERY, 45, was elected as a director on October 27, 1999. He has been senior partner of Leonard, Tillery & Sciola, a law firm in Philadelphia, Pennsylvania, for more than the last five years and is a member of the Board of Directors of the International
          Anti-Counterfeiting Coalition.

     o RUDOLPH A. LUTTERSCHMIDT, 52, has been employed as Vice President and Chief Financial Officer of the Company for more than five years. He is a member of the Financial Executives Institute and the Institute of Management Accountants and is a Certified Management Accountant.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has the following committees:

          1. An Audit Committee composed of Ms. Cox, Mr. Halperin and Mr. Tillery, which selects, subject to Board approval (and, if the Board so determines, subject to shareholder approval), the independent accountants to audit the Company's books and records, and considers and acts upon accounting matters as they arise. The Audit Committee met once during the year ended December 31, 1998.

          2. A Compensation and Stock Option Committee composed of Ms. Cox, Mr. Halperin and Mr. Tillery. The Compensation and Stock Option Committee administers the Company's stock option plans and recommends compensation policies to the Board of Directors. The Compensation and Stock Option Committee met once during the year ended December 31, 1998.

MEETINGS OF THE BOARD OF DIRECTORS

         The Board of Directors met three times during the year ended December 31, 1998. During 1998, no director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and all meetings of each committee on which such director serves.

CERTAIN BUSINESS RELATIONSHIPS

         Joel A. Pinsky, a candidate for the Board nominated by the Pinsky Group, was Secretary, General Counsel and a director of the Company from its inception until March 27, 1998. He is a partner in the Montreal law firm of Gross, Pinsky which rendered legal services to the Company during the fiscal year ended December 31, 1998.

         Mr. Halperin, a director of the Company in 1998 and Chairman of the Board, rendered legal services to the Company in 1998 and 1999.

         Except as otherwise described herein, no officer or director of the Company has, or proposes to have, any direct or indirect material interest by securities holdings, contract or otherwise, in the Company, or in any assets of the Company, or in any purchase, the value of which will be affected by the operations of the Company.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning compensation for 1998, 1997 and 1996 earned by or paid to Richard A. Check, the Company's Chief Executive Officer until March 1999, and the only other executive officers whose total annual salary and bonus for 1998 exceeded $100,000 (the "Named Executives").

SUMMARY COMPENSATION TABLE



                                 ANNUAL COMPENSATION                  LONG TERM COMPENSATION
                            --------------------------------       --------------------------------
                                                                                  AWARDS
                                                                                  ------
                                                                                SECURITIES
                                                      OTHER                       UNDER-                 ALL
                                                      ANNUAL       RESTRICTED     LYING                 OTHER
                                                      COMPEN-        STOCK        OPTIONS/    LTIP      COMPEN-
NAME AND                     SALARY      BONUS        SATION         AWARDS        SARs      PAYOUT     SATION
POSITION          YEAR        ($)         ($)           ($)           ($)           (#)        ($)        ($)
-----------       ----       ------      -----        ------       ----------   ----------   ------     -------
Richard A.        1998      149,599                  10,800 (2)
Check, Chief      1997       60,211                   1,800 (2)                   200,000
Executive
Officer (1)

Norman A.         1998      173,983                  10,800 (2)                   325,000
Gardner (3)       1997      168,448                   8,930 (2)                   200,000
                  1996      195,000                  13,458 (2)

Dr. Arshavir      1998      128,931                  10,000 (2)
Gundjian,         1997      142,341                  14,333 (4)
Senior Vice       1996      165,000                  21,500 (4)                    20,000
President,
Technology &
Technical Sales
Worldwide



---------------------------

(1) Mr. Check resigned as Chief Executive Officer and a director effective March, 1999.

(2)  Reimbursement of automobile expense.

(3) Mr. Gardner resigned as President and Chief Executive Officer effective October 24, 1997 and resigned as director effective March 27, 1998.

(4) Reimbursement of automobile expenses and expense allowances related to extended foreign travel.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

         The following table furnishes information concerning stock options granted to the Named Executives during 1998.


                                                                       POTENTIAL REALIZABLE VALUE
                                                                        AT ASSUMED ANNUAL RATES
                                                                       OF STOCK PRICE APPRECIATION
                           INDIVIDUAL GRANTS                              FOR OPTION TERM (1)
                   -------------------------------------------         ---------------------------
                                  % OF TOTAL
                                    OPTIONS/
                                     SARs
                    SECURITIES     GRANTED TO
                    UNDERLYING        ALL           EXERCISE
                    OPTIONS/       EMPLOYEES        OF BASE
                      SARs         IN FISCAL         PRICE      EXPIRATION
NAME                GRANTED(#)       YEAR           ($/SH)         DATE            5% ($)          10% ($)
----                ----------    ----------        ------      ----------         ------          -------
Richard A. Check     200,000         50.0            0.45         3/2006           42,900          103,000
Norman A. Gardner    125,000         31.3            0.30         3/2006           17,900           42,900

------------

(1) As required by the rules of the Securities and Exchange Commission, the dollar amounts reflected in these columns represent the hypothetical gain that would exist for the options based on assumed 5% and 10% annual compounded rates of stock price appreciation over the full option term. These assumed rates would result in a Common Stock price on March 26, 2006, the date the options first listed above expire, of $0.44 and $0.64 respectively. If these price appreciation assumptions are applied to all of the Company's outstanding Common Stock on the grant date, such Common Stock would appreciate in the aggregate by approximately $5 million and $11 million, respectively, over the same term. These prescribed rates are not intended to forecast possible future appreciation, if any, of the Common Stock.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

         The following table sets forth the aggregate number of shares of Common Stock subject to options held by the Named Executives at December 31, 1998.



                                                                   NUMBER OF
                                                                   SECURITIES            VALUE OF
                                                                   UNDERLYING            UNEXERCISED
                                                                   UNEXERCISED OPTIONS   IN-THE-MONEY
                                                                   AT FISCAL YEAR        OPTIONS AT FISCAL
                                                                   END                   YEAR END
                                                                   -------------------   ------------------
                              SHARES
                            ACQUIRED ON          VALUE              EXERCISABLE/          EXERCISABLE/
NAME                        EXERCISE(#)         REALIZED           UNEXERCISABLE         UNEXERCISABLE
----                        -----------         --------           -------------         -------------
Richard A. Check                --                 --             100,000/100,000             -/-

Norman A. Gardner               --                 --                 --/325,000              -/-

Arshavir Gundjian               --                 --            53,250/--                    -/-



EMPLOYMENT CONTRACTS

         In October 1997 the Company entered into an Employment Agreement with Richard A. Check pursuant to which he served as President and Chief Executive Officer of the Company. Mr. Check resigned those positions on February 24, 1999 and became a consultant to the Company being paid at the rate of $150,000 per annum. The consultancy period was terminated in August 1999.

         Norman A. Gardner entered into an Employment Agreement dated October 24, 1997, initially having a three-year term. The Agreement was amended effective March 27, 1998. The Agreement, as amended, provided for Mr. Gardner to serve as Senior Advisor to the Company with a salary at the rate of $180,000 per annum. Mr. Gardner's agreement also provided for a bonus equal to 10% of the excess, if any, of the Company's net income before taxes for any year over $250,000. The bonus could not exceed $125,000 for any year. Mr. Gardner also received 200,000 stock options at an exercise price of $0.45 and 125,000 stock options at an exercise price of $0.30 per share. The Agreement was terminated on September 28, 1999.

         The Company employed Dr. Arshavir Gundjian through December 31, 1998 under an agreement that provided for a base salary of $165,000 per annum. By agreement in 1998, Dr.

Gundjian was paid at the rate of $130,000 per annum due to the Company's cash constraints. Under the terms of the agreement, the Company elected not to renew Dr. Gundjian's employment beyond December 31, 1998, and thereby exercised its option to retain Dr. Gundjian as a consultant to the Company for a period of four years under which he will be compensated at the rate of $82,500 per annum for two years and $62,500 per annum for the final two years of the agreement. The agreement provides for a cash bonus of up to $82,500 in each of the first two years of the consulting period if certain financial goals of the Company are met. In addition, the Company has agreed to pay Dr. Gundjian's lodging and automobile expenses in Pennsylvania, as will as the cost of travel between the Company's headquarters in West Conshohocken, Pennsylvania and Dr. Gundjian's home in Montreal, Quebec.

         Dr. Gundjian has recently been diagnosed with a serious illness. His recovery has progressed very positively; his prognosis is good, and he is gradually taking an active role in the performance of services to the Company. However, the Company cannot predict any further impact that such illness will have on Dr. Gundjian's ability to render services to the Company.

         The agreement may be terminated by the Company for legal cause, or upon Dr. Gundjian's death or disability. In the event that Dr. Gundjian's employment is terminated without cause as a result of his disability or death, Dr. Gundjian (or his estate) is entitled to receive the balance of the base compensation payable to him through the remaining term of the agreement. The agreement confirms the Company's ownership of all intellectual property developed during Dr. Gundjian's employment, and contains his undertaking not to compete with the Company for a period of three years from the termination of his employment. In addition, Dr. Gundjian serves as a consultant to Euro-Nocopi. In 1998, Dr. Gundjian did not receive any compensation from Euro-Nocopi. Euro-Nocopi has agreed to pay Dr. Gundjian $40,000 in 1999.

         Mr. Halperin receives a fee of 20,000 shares of the Company's Common Stock per month for his services as Chairman of the Board.

DIRECTOR COMPENSATION

         Directors have not been paid any fees for their services as such during the year ended December 31, 1998. All directors have been and will be reimbursed for reasonable expenses incurred in connection with attendance at Board of Directors meetings.

         Joel A. Pinsky, Secretary, General Counsel and a director of the Company from its inception until March 27, 1998, is a partner in the Montreal law firm of Gross Pinsky, which rendered legal services to the Company during the fiscal year ended December 31, 1998. Fees for 1998 services were $61,000. Mr. Pinsky resigned as Secretary and General Counsel on February 24, 1999.

         William F. Drake, a director of the Company until March 27, 1998, is of counsel to the law firm of Montgomery, McCracken, Walker & Rhoads, Philadelphia, Pennsylvania. Such law firm furnished legal services to the Company during the fiscal year ended December 31, 1998. Fees for 1998 services were less than $60,000.

         Jack H. Halperin, Chairman of the Board of Directors, furnished legal services to the Company during the fiscal year ended December 31, 1998. Fees for 1998 services were less than $60,000.

         Susan A. Cox, a director, is employed by American Equities Overseas
(UK) Ltd., a wholly owned subsidiary of American Equities Overseas, Inc., an investment banking firm. American Equities provided financial public relations services to the Company during fiscal year ended December 31, 1998. Fees for 1998 services were less than $60,000.


PERFORMANCE GRAPH: COMPARISON OF TOTAL RETURNS AMONG COMPANY, A SIMILAR MARKET CAPITALIZATION INDEX AND THE BROAD MARKET NASDAQ INDEX

         The following graph compares the cumulative shareholder return on the Common Stock of the Company, for the period from December 31, 1993 through December 31, 1998, with the cumulative total return of the Broad Market NASDAQ Index, and a Similar Market Capitalization Index. The Broad Market NASDAQ Index includes all domestic common shares traded on the NASDAQ National Market and the NASDAQ Small-Cap Market, while the Similar Capitalization Index includes only issuers which are included in the Broad Market NASDAQ Index and had a market capitalization at December 31, 1993 of between $40 million and $50 million.

                                    [GRAPHIC]

         In the printed version of the document, a line graph appears which depicts the following plot points.

                                 INDEXED RETURNS

                                                            YEARS ENDING
--------------------------------------------------------------------------------------------
                       BASE PERIOD
COMPANY NAME/INDEX        DEC 93          DEC 94     DEC 95     DEC 96    DEC 97    DEC 98
--------------------------------------------------------------------------------------------
NASDAQ                    100             96.80      135.44     166.20    202.15    282.26
--------------------------------------------------------------------------------------------
NASDAQ PEER*              100             91.32      119.78     145.43    188.91    206.12
--------------------------------------------------------------------------------------------
NOCOPI                    100             78.68      100.00      37.68      9.18      3.24
--------------------------------------------------------------------------------------------

* NASDAQ PEER includes companies included in the Broad Market NASDAQ Index and with market values at December 1993 between $40 million and $50 million.

Notes:
     1. Total return assumes reinvestment of dividends.
     2. Fiscal Year Ending December 31.
     3. Return based on $100 dollars invested on December 31, 1993 in the Company stock, a Similar Market Capitalization Index, and the Broad Market NASDAQ Index.
     4. Both the comparative indices were provided by Standard & Poor's Compustat service.

                            PINSKY GROUP SOLICITATION

         Individuals using the name Nocopi Committee to Maximize Our Return on Equity (the "Pinsky Group") have filed preliminary proxy materials seeking the election of five individuals to the Board of Directors in opposition to the Company's nominees for election to the Board of Directors.

          FOR THE REASONS GIVEN BELOW, THE BOARD OF DIRECTORS BELIEVES
         THAT THE ELECTION OF THE PINSKY GROUP'S SLATE OF NOMINEES WOULD
               BE HARMFUL TO THE COMPANY AND ITS SHAREHOLDERS AND
              UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE ON THE
          ENCLOSED WHITE PROXY CARD IN FAVOR OF THE SLATE OF DIRECTORS
            PROPOSED BY THE BOARD. THE BOARD OF DIRECTORS ALSO URGES
             SHAREHOLDERS NOT TO VOTE ON ANY PROXY CARD THAT MAY BE
                         FURNISHED BY THE PINSKY GROUP.

         The Pinsky Group claims that it has proposed a slate of directors to turn the Company around. However, the identity of its directors and its lack of any concrete plan for the Company's future pose a substantial threat to the efforts of the Company to enhance shareholder value.

         WHO IS THE PINSKY GROUP?

         For anyone who has followed the Company's history, it is apparent that the Pinsky Group is closely tied to the former management of the Company which unsuccessfully operated the Company for over ten years. Joel Pinsky, one of its nominees, was a director, officer and close advisor of the Company's old management team for the bulk of the Company's history.

         The Pinsky Group believes its nominees have the experience necessary to turn the Company around. However, a careful review of their backgrounds demonstrates that while they may have experience in fields such as medicine, law and investment banking, they have no disclosed experience in turn around situations such as the Company or in the industry which the Company operates, except for Joel Pinsky during whose tenure the Company experienced continual losses.

         WHAT ARE THE PINSKY GROUP'S PLANS?

         Notwithstanding the Pinsky Group's long standing familiarity with the Company and its past, it offers no specific plan for the Company's future. It only proposes to engage in a variety of review and analysis.

         WHAT ARE THE RISKS ASSOCIATED WITH THE PINSKY GROUP?


         While the Pinsky Group attempts to blame the Company's current management for the Company's losses, the great bulk of those losses occurred before the current management became involved with the Company. Most of those losses occurred during the tenure of one of its nominees, Joel Pinsky.

         The current management team has been in place only eight months and during that time has reduced expenses, added directors with excellent business experience, and has implemented a search for strategic alternatives which will attempt to realize value for shareholders after sixteen years of losses.

         The new Board immediately engaged in the effort of reducing overhead expenses. We succeeded in reducing the latter by better than $450,000, which constitutes about 30% of the Company's expenses. When Mr. Halperin became Chairman of the Board on February 24, 1999, the closing price of the Company's stock was $0.16. By October 25, 1999, the record date for this proxy vote, the closing price of the Company's stock had increased to $0.20.

         The Chief Operating Officer, Michael McGovern, was elected in June 1999. He is developing a new program to reposition the Company to offer a wide array of products and services through strategic partnerships with companies that offer products complementary to the Company's own products.

         In investigating the unfortunate loss of the Company's major customer, the Company's new management has identified weaknesses in the way previous management supported customers, and action has already been taken to remedy this situation. Led by Mr. McGovern, the Company has identified weaknesses in the way that previous management supported customers, and has implemented a new approach in order to improve customer relations. Under the previous management, undue reliance was placed on outside sales persons. The current management team has terminated one of those agents and the primary sales effort is now being made by the Company itself under the direction of Mr. McGovern.

         Under previous management, the Company's sales approach did not include a strategy to foster existing customer relationships. Mr. McGovern has addressed this weakness by implementing a sales approach which emphasizes consistent customer follow-up meetings. The new sales approach is based on a proactive sales model in which the Company meets with existing customers to determine what their future needs will be. Mr. McGovern recently traveled to California and personally met with all of the Company's west coast clients in order to strengthen existing customer relationships.

         The current management is also actively pursuing opportunities for a merger, sale of assets or other similar transactions. The Company's existing financial advisor, American Equities Overseas, Inc. has led a search, together with Company's management, to identify potential acquirers and strategic partners. As of November 12, 1999, the Company has held meetings with six potential acquirers. From these meetings, the Company and three of the potential acquirers have mutually terminated discussions at a very preliminary level. In each of these cases, a definitive acquisition offer was never made.

         A fourth potential acquirer has made a preliminary offer; however, in the opinion of the Company's management, there exists structural issues that must be resolved before discussions move forward. In connection with this offer, no letter of intent or definitive agreement has been executed. Company management gives no assurances that such discussions will continue.

         Discussions with two other potential acquirers are continuing.

         Finally, American Equities Overseas, Inc. believes in the value of the Company's technology and has known and supported the Company for a long time. Over the years it has raised a total of approximately $9,700,000, of which approximately $2.9 million was raised in late 1997 at a time when the Company was in a very fragile financial position.


         THE THREAT POSED BY THE PINSKY GROUP IS A CONTINUATION OF THE DECLINE THE COMPANY'S NEW MANAGEMENT IS ATTEMPTING TO REVERSE -- A RETURN TO THE PAST.

         THE BOARD OF DIRECTORS BELIEVES THAT SHAREHOLDERS WOULD BE FAR BETTER SERVED BY ELECTING THE COMPANY'S NOMINEE -- SUSAN COX,
         DR. ARSHAVIR GUNDJIAN, JACK H. HALPERIN, MICHAEL P. MCGOVERN,
            JAMES ABRAHART AND M. KELLY TILLERY -- TO THE BOARD, AND
           YOU ARE URGED TO VOTE FOR THESE INDIVIDUALS IN THE ENCLOSED
                               WHITE PROXY CARD.

                 THE BOARD UNANIMOUSLY OPPOSES THE PINSKY GROUP
        SOLICITATION. THE BOARD URGES YOU NOT TO SIGN OR RETURN ANY BLUE
                     CARD SENT TO YOU BY THE PINSKY GROUP.

                                 PROPOSAL NO. 2

                  SHAREHOLDER APPROVAL OF CHANGE IN EURO-NOCOPI
                                CONVERSION RIGHTS

         Mr. Edward Hobby, 4686 Dream Catcher Ave., Las Vegas, Nevada 89129, who states that he owns 50,000 shares of the Company's Common Stock, has proposed that any repricing of the conversion rights of the shareholders of Euro-Nocopi or any change to the Company's rights with respect to such conversion be approved by the holders of two-thirds of the outstanding Common Stock of the Company.

SUPPORTING STATEMENT

         The Company currently has 33,627,332 shares of Common Stock outstanding and is authorized to issue up to 75,000,000 shares of Common Stock.

         The issuance of additional shares in a potential repricing will cause severe additional dilution to the Company's current shareholders.

         The shareholders of the Company's privately held affiliate, Euro-Nocopi S.A. have the right to convert their shares of Euro-Nocopi to approximately 1 million shares of Nocopi Technologies, Inc. stock at a price of approximately $2.40 per share. The Board of Directors of Nocopi is currently controlled by a group directly related to the Company's investment banker who is also President of Euro-Nocopi, S.A.. And one of the Company's directors is also a Director of Euro-Nocopi as well as American Equities, the Company's investment banker.

         This proposal would prevent any repricing of this conversion feature without the approval of 2/3 majority vote of the Company's shareholders. It would also prevent any change in any feature of this conversion without a 2/3 majority vote of the Company's shareholders.


                    RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors recommends a vote against the proposal. First it is important to note that no proposal has been made to change the Euro-Nocopi conversion rights referenced in the proposal. In the event that such a proposal would be made, the Board of Directors would have an obligation to insure that any such transaction would be in the best interest of the Company's shareholders without regard to the interest of the shareholders of Euro-Nocopi. It is impossible to speculate the circumstances under which such a proposal might be made.

         Maryland law governs the actions of the Company and its Board of Directors and shareholders. Pursuant to Section 2-419 of the Maryland General Corporation Law, in any transaction involving self interest, the Board of Directors would be obligated to take such action as is necessary to insure that its action is free from conflict of interest.

         The Board has added three directors which augments its independence. If the Board felt that it was unable to act independently through a committee of independent directors, the Board might submit to shareholders the question of approval of the proposal. Calling a shareholder meeting is a lengthy and expensive proposition. Furthermore, the proposal contemplates that only two-thirds of the outstanding shares of the Company would be required to approve any proposal. Given the mechanics of shareholder meetings it is highly unlikely that any such approval can be obtained. This unduly ties the Company's hands. Furthermore, under the shareholder proposal, the holders of one-third of the outstanding shares of the Company's common stock plus one share could prevent a majority of the shareholders from acting.

                    FOR THESE REASONS, THE BOARD RECOMMENDS A
                           VOTE AGAINST THE PROPOSAL.


                                 PROPOSAL NO. 3

                   PROPOSAL REGARDING PROCEDURES FOR APPROVAL
                        OF CERTAIN CORPORATE TRANSACTIONS

         Mr. Richard Levitt, 4512 Beaver Run Circle, Imperial, Pennsylvania 15126, who states that he owns 10,000 shares of the Company's Common Stock, has made the following proposal for adoption at the 1999 Annual Meeting of Shareholders.

         RESOLVED: That the Company's Articles of Incorporation be amended as necessary to provide that all transactions between the Company and its officers, directors, affiliates, and principal shareholders be on terms no less favorable to the Company than terms of transactions with unrelated parties; provided that any such transactions must be approved by a majority of the Company's independent directors (voting alone and not as part of the entire Board of Directors) and the board of directors has obtained a fairness opinion from an independent financial advisor in writing that opines that the terms of the transaction are fair and reasonable to the Company. For purposes of this amendment, independent directors shall be those directors that are not elected pursuant to any arrangement, contract or understanding with any third party, and who do not have any interest (either direct or indirect) in the transaction. Further, if the independent directors should decline to vote upon the proposed transaction, then such transaction may be submitted to the shareholders for their approval at a duly convened shareholders meeting, provided that a majority of the board of directors approves the matter for submission to the shareholders and that the board of directors has obtained a fairness opinion from an independent financial advisor in writing that opines that the terms of the transaction are fair and reasonable to the Company which is provided to the shareholders in writing with the proxy materials for that meeting.

SUPPORTING STATEMENT

         I urge you to vote for this resolution in order to ensure that related party transactions between the Company and others in which one or more of its officers, directors, affiliates, or principal shareholders has an interest are carried out at arms length. I believe that the oversight of "independent directors" or the shareholders as a whole is essential given that the Company has nominated and elected two of its present directors pursuant to an arrangement with the placement agent that assisted the Company with the closing of a financing completed in December 1997, and the fact that a third director has served as counsel to the placement agent. The Board of Directors consists of five members, of which three have a prior relationship with the Placement Directors Agent. The three directors that have a relationship with the Placement Agent are Ms. Susan Cox and Messrs. Neal Sroka and Jack Halperin. These directors may be deemed to be in control of the Company to the extent that they agree on a particular matter or matters affecting the Company. Further, the Placement Agent is affiliated with the Company's partially owned subsidiary Euro-Nocopi. The ongoing relationship of these directors with the Placement Agent that caused them to be nominated and elected to the Board of Directors presents potential conflict-of-interest situations. Shareholders currently cannot know whether transaction or amendments to transaction already entered into with affiliated parties are carried out at arms length. Further, the fact that one or more of the interested parties may abstain from voting does not in and of itself mean that the transaction is fair and reasonable, since the Board of Directors had no obligation to obtain independent fairness opinions. The procedures I have recommended if properly implemented by the Company should give shareholders assurance that any such transactions are on terms that are fair, reasonable and at arms length.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board recommends a vote against the proposal. Maryland law governs the actions of the Company and its Board of Directors and shareholders. Pursuant to Section 2-419 of the Maryland General Corporation Law, in any transaction involving self interest, the Board of Directors would be obligated to take such action as is necessary to insure that its action is free from conflict of interest.

         The Board has added three directors which augments its independence. In addition, Ms. Cox resigned as a director of Euro-Nocopi in June 1999. Obtaining a fairness opinion from an independent financial advisor is likely to be expensive. The effect of the proposal would be to make any proposed transaction subject to it less likely to be consummated even after an independent board has determined it to be in the best interests of the Company and its shareholders.

                    FOR THESE REASONS, THE BOARD RECOMMENDS A
                           VOTE AGAINST THE PROPOSAL.

                                 PROPOSAL NO. 4

                            RATIFICATION OF AUDITORS

         The firm of BDO Seidman, LLP has audited the Financial Statements of the Company as of December 31, 1998 and for the year then ended. The Board of Directors has appointed such firm to audit the accounts and records of the Company for the fiscal year ending December 31, 1999. It is proposed that the appointment of BDO Seidman, LLP be submitted to the shareholders for ratification. Neither such firm nor any of its members or any of their associated has or has had any financial interest in the Company, direct or indirect, or any relationship with the Company other than in connection with their duties as auditors and accountants.

         Shareholder ratification of this appointment is not required. Management has submitted this matter to the shareholders because it believes the shareholders' views on the matter should be considered and if the proposal is not approved, management may reconsider the appointment for the fiscal year ending December 31, 1999. The Board of Directors recommends that the shareholders vote FOR this proposal.

         It is anticipated that a representative of BDO Seidman, LLP will be present at the Meeting. Such representative will be give the opportunity to make a statement should he so desire and will be available to answer appropriate questions.

                  THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL.

                                 OTHER BUSINESS

         As of the date of this Proxy Statement, management of the Company was not aware of any matter to be presented at the Meeting other than as set forth herein. If any other matters are properly brought before the Meeting, however, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them. A majority of the shares present which are entitled to vote thereon would be necessary to approve any such matters.

                  DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
                      FOR ANNUAL MEETING TO BE HELD IN 2000

         Any proposal by a Shareholder to be presented at the Company's next Annual Meeting of Shareholders, currently expected to be held in June 2000, must be received at the offices of the Company, 537 Apple Street, W. Conshohocken, PA 19428-2903 not later than December 31, 1999.


             THE BOARD URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED
                             WHITE PROXY PROMPTLY.

                 THE BOARD UNANIMOUSLY OPPOSES THE PINSKY GROUP
        SOLICITATION. THE BOARD URGES YOU NOT TO SIGN OR RETURN ANY BLUE
                     CARD SENT TO YOU BY THE PINSKY GROUP.


                                            By Order of the Board of Directors

                                            /s/
                                            ----------------------------------
                                            Jack H. Halperin,
                                            Chairman of the Board

November__, 1999

                            NOCOPI TECHNOLOGIES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby constitutes and appoints Rudolph Lutterschmidt, with full power of substitution, as proxies, to vote for the undersigned all shares of the common stock, par value $.01 of Nocopi Technologies, Inc., a Maryland corporation (the "Company"), that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Holiday Inn of Fort Washington, 432 Pennsylvania Avenue, Fort Washington, PA 19034 at 10:00 a.m. Local Time on November 30, 1999, or at any adjournments thereof, upon the matters described in the accompanying proxy statement and upon such other matters as may be properly come before the meeting. Said proxies are directed to vote or refrain from voting on the matters set forth in the accompanying proxy statement in the manner set forth on the reverse side of this proxy.

         YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

         THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS
CARD


                                SEE REVERSE SIDE

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, AGAINST BOTH SHAREHOLDER PROPOSALS, AND FOR THE RATIFICATION OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS FOR THE 1999 FISCAL YEAR.

-----------------------------------------------------------------------------------------------------------
1.   Proposal 1

     ELECTION OF DIRECTORS                                               FOR         WITHHELD
     Nominees:  Susan Cox, Dr. Arshavir Gundjian, Jack                   |_|            |_|
     Halperin, Michael McGovern, James Abrahart and
     M. Kelly Tillery


     For, except vote withheld for the following nominee(s):

     ---------------------------------------------
     ---------------------------------------------
     ---------------------------------------------
     ---------------------------------------------

2.   Proposal 2

     Shareholder proposal that would require shareholder                 FOR         AGAINST        ABSTAIN
     approval of any proposal which changes the conversion               |_|            |_|           |_|
     rights of shareholders of Euro-Nocopi, S.A. or
     changes any rights of the Company with respect to
     such conversion.

3.   Proposal 3

     Shareholder proposal to amend the Company's Articles                FOR         AGAINST        ABSTAIN
     of Incorporation with respect to transactions                       |_|            |_|           |_|
     between the Company and its officers, directors,
      affiliates and principal shareholders

4.   Proposal 4

     Ratification of the appointment of BDO Seidman,                     FOR         AGAINST        ABSTAIN
     LLP to serve as the auditors for the Company for                    |_|            |_|           |_|
     the fiscal year ending December 31, 1999.

Check appropriate box
Indicate changes below:

Address Change  |_|     Name Change  |_|

-----------------------------------------------------------------------------------------------------------

         The undersigned hereby acknowledges receipt of the Annual Report and Proxy Statement.

                          PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES.

                          NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                          SIGNATURE(S)
                                       ----------------------------------------

                                       ----------------------------------------

                          DATE                            ,1999
                                       ------------------